Exhibit 99.1

TELIK REPORTS PRELIMINARY RESULTS ON ASSIST-1, ASSIST-2 AND ASSIST-3 PHASE 3 CLINICAL TRIALS

Palo Alto, CA, December 26, 2006 — Telik, Inc. (Nasdaq: TELK) announced preliminary results from three separate Phase 3 clinical trials of its investigational drug TELCYTA (TLK286, canfosfamide HCl).

Non-Small Cell Lung Cancer

ASSIST-2 Trial

The ASSIST-2 trial, a 520 patient multinational, randomized study designed to evaluate TELCYTA as compared to gefitinib in the third-line therapy of advanced non-small cell lung cancer, did not achieve a statistically significant improvement in overall survival, the primary endpoint.

Platinum Refractory or Resistant Ovarian Cancer

ASSIST-1 Trial

The ASSIST-1 trial, a 440 patient multinational, randomized study designed to evaluate TELCYTA as compared to the active control agents liposomal doxorubicin or topotecan in the third-line therapy of platinum resistant ovarian cancer, did not achieve its primary endpoint of demonstrating a statistically significant improvement in overall survival for TELCYTA as compared to the active controls. While the preliminary analysis revealed a number of internal inconsistencies that need to be further investigated, resolution of these inconsistencies may not change the preliminary results.

ASSIST-3 Trial

The ASSIST-3 trial, a 244 patient randomized trial conducted in the U.S., was designed to demonstrate a statistically significant improvement in overall tumor response to the combination of TELCYTA plus carboplatin compared to liposomal doxorubicin in the second-line treatment of platinum resistant ovarian cancer. Under the trial protocol, patients were to have received treatment until tumor progression or unacceptable toxicity. However, a major discordance was observed between the clinical review of the tumor scans and the independent radiology review. Approximately 25% of the patients were discontinued prematurely from the assigned study treatment as judged by the independent review of the scans. Therefore, the company believes the trial was compromised and may not be suitable for a regulatory submission. The company plans to meet with advisors to review the results and also to determine if any changes should be made to the protocol and/or trial conduct procedures for the ongoing ASSIST-5 trial.

Objective tumor responses were observed on the investigational arms containing TELCYTA in all three trials based on the prospective central blinded independent radiology review.

TELCYTA Safety

Preliminary analysis of the safety data from the ASSIST-1 and ASSIST-2 TELCYTA monotherapy trials indicates that TELCYTA was, as expected, generally well-tolerated. TELCYTA treatment was associated with mild to moderate nausea, vomiting and fatigue, mostly Grade 1 or 2. There were few Grade 3 or Grade 4 toxicities observed among the TELCYTA-treated patients on the ASSIST-1 and ASSIST-2 trials. Preliminary analysis of the safety data from the ASSIST-3 trial, combining TELCYTA plus carboplatin, demonstrated toxicities expected of each drug alone and no unexpected or cumulative toxicities were reported.

“We acknowledge and thank the patients and investigators who participated in these trials, and the entire Telik team for their efforts,” said Michael Wick M.D., PhD Chairman and Chief Executive Officer. “These results are extremely disappointing. We are conducting additional, detailed analyses of the data from these three trials and plan to discuss those results with our advisors to determine the next development steps. We plan to present data from these trials at a scientific meeting.”

Conference Call and Webcast

Telik management will host a conference call to discuss the ASSIST trial results today at 8:30 am Eastern time (5:30 am Pacific time). To access the conference call by telephone, contact 800-230-1085 or 612-332-0228. The conference call will also be available via webcast on the Telik website, www.telik.com. The archived webcast and teleconference replay will be available approximately 2 hours after completion of the event through January 9, 2007. The replay will be available by telephone at 800-475-6701 or 320-365-3844, access code 857115.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA, a prodrug believed to be activated within cancer cells. A second drug development candidate, TELINTRA™ (TLK199), is in clinical development in myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the potential for TELCYTA to treat one or more types of cancer. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that none of Telik’s product candidates have been determined to be safe or effective in humans or been approved for marketing, and ongoing clinical trials of Telik’s product candidates may take several years to complete and may not be successful. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2006. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

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Contact:

Carol DeGuzman

Senior Director, Corporate Communications

Telik, Inc.

Tel 650-845-7728

Email cdeguzman@telik.com